Exhibit 5.1

[Letterhead of K&L Gates LLP]

March 5, 2009

China-Biotics, Inc.
No. 999 Ningqiao Road
Jinqiao Export Processing Zone
Pudong, Shanghai 201206
People’s Republic of China

Re:  China-Biotics, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for China-Biotics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Selling Stockholders named in the Registration Statement of up to 2,753,370 shares of the Company’s common stock (the “Shares”).

You have requested our opinion as to the matters set forth below. For purposes of rendering that opinion, we have reviewed the Registration Statement, the Company’s amended and restated certificate of incorporation and bylaws, and such other corporate records, agreements, documents and other instruments, and we have made such other investigation as we have deemed appropriate.   We have examined and relied upon, as to certain matters of fact that are material to our opinion, a certificate of an officer of the Company.   We have assumed that each such record, agreement, document and instrument is accurate and complete. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the General Corporation Law of Delaware, including the statutory provisions of the Delaware Constitution, and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized for issuance by the Company and are validly issued, fully paid and nonassessable.

Our opinion is given as of the date hereof, and we undertake no obligation and hereby disclaim any obligation to advise upon any change in law, facts or circumstances, occurring after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments and any registration statement relating to the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to the reference to our firm under the heading “Legal Matters” in the prospectus contained within the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ K&L Gates LLP